U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Stark                           Brian                   J.
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   (Last)                            (First)              (Middle)

   c/o Stark Investments
   1500 West Market Street, Suite 200
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                                    (Street)

   Mequon, WI   53092
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     February 21, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Cellstar Corp. (NasdaqNM: CLSTD)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
                                                 (1)
     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     Not applicable
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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   Common Stock, par value $0.01          142,759(1)                   I                 By Partnerships.
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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Common Stock, par value   Immed.     11/30/2002     Senior Convertible    5,452,200(1)      200 Shares                   By Partner-
     $0.01                                              Notes                               per $1,000          I        ships
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
Explanation of Responses:

(1) The reporting persons are the founding members of Staro Asset Management, L.L.C., a Wisconsin limited liability company, which serves (a) as the managing general partner of Stark Investments Limited Partnership and (b) Shepherd Trading, which currently beneficially own, in the aggregate, 5,594,959 shares of Cellstar Common Stock. The reporting persons disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.




    /s/Michael A. Roth                                    March 13, 2002
---------------------------------------------            -----------------------
   **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                             Joint Filer Information


Name: Michael A. Roth

Address:                                    c/o Stark Investments
                                            1500 West Market Street, Suite 200
                                            Mequon, WI 53092

Designated Filer:                           Brian J. Stark

Issuer & Ticker Symbol:                     Cellstar Corp (NasdaqNM:  CLSTD)

Date of Event Requiring Statement:          February 21, 2002

Signature:                                  /s/ Michael A. Roth

Date of Signature                           March 13, 2002